UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	December 23, 2008

Freedom Bancshares, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Georgia
(State or Other Jurisdiction of Incorporation)

333-102971	06-1671382
(Commission File Number)	(IRS Employer Identification No.)

3165 Maysville Road, Commerce, Georgia	30529
(Address of Principal Executive Offices)	(Zip Code)

(706) 423-2500
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 17, 2008, Freedom Bank of Georgia (the “Bank”), the subsidiary bank of Freedom Bancshares, Inc. (the “Company”), entered into an Order to Cease and Desist (the “Order”) with the Department of Banking and Finance (the “Department”).  The Regional Director of the Federal Deposit Insurance Corporation (the “FDIC”) has acknowledged the Order.  The Order will become effective on December 27, 2008.

The Order is based on the findings of the Department during an on-site examination conducted as of June 9, 2008.  Since the completion of the examination, the Board of Directors has aggressively taken steps to address the findings of the exam.  The Bank and its Board of Directors have taken an active role in working with the Department to improve the condition of the Bank and have already completed many of the items included in the Order.

Under the terms of the Order, the Bank will prepare and submit written plans and/or reports to the regulators that address the following items: maintaining sufficient capital at the Bank; improving the Bank’s liquidity position and funds management practices; reducing adversely classified items; reviewing and revising as necessary the Bank’s allowance for loan and lease losses policy; continuing to improve loan underwriting, loan administration and portfolio management; reducing concentrations of credit; improving the Bank’s position regarding other real estate owned; and a strategic plan to improve the Bank’s earnings and overall condition.  While the Order remains in place, the Bank may not pay cash dividends or bonuses without the prior written consent of the regulators.  The Board of Directors of the Bank will also establish a committee to oversee the Bank’s compliance with the Order, and to complete an assessment of the Bank’s management.

The Company and the Bank believe that the proactive steps the management and Board have already undertaken will help the Bank address the Order and the concerns that gave rise to the Order.  Additionally, the Company has engaged an investment banker to assist it in reviewing its strategic alternatives.  Banking products and services and hours of business are the same, and the Bank’s deposits are insured by the FDIC to the maximum limits allowed by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FREEDOM BANCSHARES, INC.

Dated: December 23, 2008
	By:	/s/ Jennifer S. Wethington
	Name:	Jennifer S. Wethington
	Title:	Chief Financial Officer